Exhibit 10.34

March 4, 2009

Joseph Kennedy

Dear Joseph:

I am pleased to offer you a position with Transcept Pharmaceuticals (the “Company”) as Vice President, General Counsel and Secretary. The position will be based out of our offices located at 1003 W. Cutting Blvd., Suite 110, Pt. Richmond, California. If you decide to join us you will receive a monthly salary of Twenty-Two Thousand Nine Hundred Sixteen Dollars and Sixty-Seven Cents ($22,916.67), less required deductions and withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

You will also be eligible to participate in the executive bonus program with a target bonus of up to 30% of your base salary. At Transcept our salary merit increases and potential bonus amounts, if any, are based upon the assumption that an employee has provided services to the Company for the entire calendar year. Therefore, if you join Transcept at any time between January 1 and November 1 of any calendar year, your potential salary merit increase and potential bonus, if either is awarded, will be pro-rated for the actual amount of service you provide during that calendar year. If you leave at any time during a year, you will not be eligible for any pro-rata amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.

As an employee, you are also eligible to receive certain employee benefits that currently include health, dental, life and vision insurance as well as a 401(k) plan pursuant to the terms of these benefit plans. You should note that the Company may modify compensation and benefits from time to time as it deems necessary. The Company will also reimburse you for business expenses consistent with Company practices and policies, continuing education expenses and bar fees required to maintain good standing as an attorney in the jurisdictions in which you are currently admitted, and fees and expenses related to licensing as an in-house counsel in California.

In addition, if you decide to join us, it will be recommended to the Company’s Compensation Committee at the first meeting of the Compensation Committee following your start date, that the Company grant you an option to purchase 85,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the closing price. If granted, 25% of the shares subject to the option shall vest 12 months after the date your vesting begins (and, except as provided in your Change of Control and Severance Benefit Agreement), no shares shall vest before such date and no rights to any vesting shall be earned or accrued prior to such date) and the remaining shares subject to the option shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. Over time, additional performance-based stock option grants may be made available in the sole discretion of the Company.

The Company also will enter into a Change of Control and Severance Benefits Agreement (the “Severance Agreement”) with you.

We will not require you to relocate to the San Francisco Bay Area during the first six months of your employment, but we may require you to move thereafter. We expect that you will have a frequent presence in the office and that you will be present in the office when reasonably requested by the Company. Before you relocate, we anticipate that you will be in the office most business days of two weeks per month, part of a third week, and working from home or on the road the fourth week. During this initial six (6) month period of your employment, the Company will provide you i) reasonable reimbursement of travel expenses, including weekly round trip travel expenses between your current home and the Bay Area, ii) access to our corporate condominium for up to six (6) months, and iii) reimbursement of reasonable car rental expenses for up to six (6) months, collectively referred to as “Other Reimbursement.” You also shall receive an additional payment to you (the “Other Reimbursement Gross-Up Payment”) in an amount equal to thirty five percent (35%) of the amount of the aggregate Other Reimbursement paid to you. The Other Reimbursement Gross-Up Payment shall be paid to you shortly after the end of your first six months of employment but in no event later than March 15, 2010. The six (6) month periods set forth above period may be extended by the Company, subject to your continued employment at all times during such period.

You may choose to relocate to the San Francisco Bay Area at any time. The effective date of your relocation for purposes of this offer letter is the earlier of the date that you contract for the sale of your home in New York and the date that your primary residence ceases to be in New York and becomes a location in the Bay Area (regardless of whether that location is a rental property or a home that you purchase) (such date, the “Effective Relocation Date”). So long as you relocate to the Bay Area within twelve (12) months of your employment start date (or such later date as approved by the Company), and subject to your continued employment at the time of your relocation, we will reimburse your reasonable Moving Expenses. “Moving Expenses” consist of costs that are customarily incurred with the sale and purchase of a home and the actual cost of moving household goods and storage for up to two (2) months for your move from New York to the Bay Area, up to a maximum reimbursement of $45,000.

In addition, we will also agree to pay you a one-time lump sum cash bonus of $25,000, less required tax withholdings, payable within thirty (30) days after your start date, which you may use to cover miscellaneous moving expenses (the “Relocation Bonus”). In recognition that you require time to search for a home and move from New York to the Bay Area, the Company will further provide you with reimbursement for up to three (3) round trip airline tickets for you and your family between New York and the Bay Area during the first twelve (12) months of your employment start date, subject to your continued employment at the times of such trips (the “Airfare Reimbursement”). You also shall receive an additional payment to you (the “Airfare Gross-Up Payment”) in an amount equal to thirty five percent (35%) of the amount of the aggregate Airfare Reimbursement paid to you. The Airfare Gross-Up Payment shall be paid to you shortly after you incur these expenses but in no event later than March 15, 2010. Once you have moved to the Bay Area, the Company also agrees to provide you with a two-tiered mortgage or rental allowance. This monthly allowance will be $2,500 per month for the first year and $1,500 per month for the second year (collectively referred to as “Mortgage Allowance”), provided that any such allowance only shall continue while you are employed by the Company.

The Other Reimbursement, mortgage/rental assistance, and all other relocation and commuting payments and benefits provided in this letter will be paid to you within 30 days after the date you submit receipts for the underlying expenses, provided you submit those receipts within 30 days after you incur the expenses. All such amounts will be subject to applicable tax withholdings.

For the avoidance of doubt, to the extent that any reimbursements payable pursuant to this letter are subject to the provisions of Section 409A of the Internal Revenue Code, any such reimbursements payable pursuant to this letter shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit.

Any successor in interest to the Company shall be bound by the terms of this Agreement.

The Company is excited about the prospect of having you join our team, and we look forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without advance notice. We request that, in the event of resignation, you give the Company at least two-week’s notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company, subject to the below. Notwithstanding the above, we recognize that you are a Business Advisory Board member of Fountain Healthcare Partners, an international venture capital group, and the Company is satisfied that you will exercise your responsibilities to the Company and FHP in a manner that is consistent with your professional obligations as an attorney and General Counsel to the Company and thus find that such involvement is not in violation of any policy of the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize any such information.

As you know, Transcept is involved in an industry that is highly competitive and that changes quickly. Thus, although the position we are offering is as its General Counsel, Transcept may change your position and/or your duties at any time, with or without cause or advance notice. As with all of our employees, your employment is also subject to our general employment policies, many of which are described in our Employee Handbook. As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of this agreement or our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a single neutral arbitrator who shall issue a written opinion, (iv) the arbitration proceeding shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees in excess of any court fees which you would be required to pay if the dispute were decided in a court of law. Any such arbitration shall be conducted in the San Francisco Bay Area by Judicial Arbitration and Mediation Services (JAMS) under the JAMS Employment Arbitration Rules and Procedures.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment shall be subject to mutual agreement, but in no event be later than March 20, 2009. This letter, along with your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement and the Severance Agreement, sets forth the entire terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you. This offer of employment will terminate if it is not accepted, signed and returned by March 6, 2009.

We look forward to your favorable reply and to working with you at Transcept.

Sincerely,
Transcept Pharmaceuticals, Inc.

/s/ Glenn A. Oclassen
Glenn A. Oclassen
President & Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Joseph T. Kennedy
Joseph T. Kennedy
Date:	March 4, 2009

Enclosures:

•	Duplicate Original Letter

•	At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

•	Severance Agreement